Exhibit 99.1

For Immediate Release Media Relations Contact Randy Hargrove 800-331-0085	Investor Relations Contact Carol Schumacher 479-277-1498
Pre-recorded management call 877-523-5612 (U.S. and Canada) 201-689-8483 (other countries) Passcode: 9256278 (Walmart)
Walmart reports Q2 EPS of $1.24, up 5.1 percent,
and adds $2.7 billion in net sales

•
Wal-Mart Stores, Inc. (Walmart) reported second quarter diluted earnings per share (EPS) of $1.24, a 5.1 percent increase compared to last year's $1.18. EPS for the quarter was impacted by approximately $0.01 due to a charge for a certain non-income tax matter recorded in operating expenses within Walmart International.

•
Walmart U.S. comp sales declined 0.3 percent in the 13-week period from Apr. 27 to Jul. 26, 2013. Comp traffic, while negative, improved approximately 130 basis points from the first quarter. Walmart U.S. gained market share[1] in the measured category of "food, consumables and health & wellness/OTC."

•	Comp sales, without fuel,[2] at Sam's Club were up 1.7 percent during the 13-week period.

•	Walmart International grew net sales 2.9 percent to $33.0 billion. On a constant currency basis,[2] net sales would have increased 4.4 percent to $33.4 billion.

•	Consolidated net sales reached $116.2 billion, an increase of $2.7 billion, or 2.4 percent. Currency exchange rate fluctuations had a negative impact on net sales of $680 million.

•
Consolidated operating income was $6.8 billion, an increase of 1.4 percent over last year. Walmart U.S. grew operating income by 5.2 percent. Sam's Club grew operating income, without fuel,[2] by 8.0 percent.

•	Walmart reported free cash flow[2] of $5.2 billion for the six months ended Jul. 31, 2013.

•	The company returned $3.4 billion to shareholders through dividends and share repurchases.

•	Walmart updated full-year EPS guidance to a range of $5.10 to $5.30 from the previous range of $5.20 to $5.40. This new range includes third quarter EPS guidance of $1.11 to $1.16.

•	Walmart U.S. expects comp sales for the 13-week period ending Oct. 25 to be relatively flat. Last year's comp for the comparable period was 1.5 percent.

•	Sam's Club expects comp sales, excluding fuel,[2] for the 13-week period ending Oct. 25 to be between flat and 2 percent. Last year's comp, excluding fuel,[2] for the comparable period was 2.7 percent.

1 Source: The Nielsen Company, 13-weeks ended Jul. 20, 2013.
2 See additional information at the end of this release regarding non-GAAP financial measures.

BENTONVILLE, Ark., Aug. 15, 2013 -- Wal-Mart Stores, Inc. (NYSE: WMT) today reported financial results for the second quarter ended Jul. 31, 2013. Net sales were $116.2 billion, an increase of 2.4 percent over last year. On a constant currency basis,1 net sales would have increased 2.8 percent to $116.7 billion. Membership and other income decreased 4.3 percent versus last year. Total revenue was $116.9 billion, an increase of $2.7 billion, or 2.3 percent over last year.

Consolidated net income attributable to Walmart was $4.1 billion, up 1.3 percent. Diluted earnings per share attributable to Walmart (EPS) were $1.24, a 5.1 percent increase, compared to $1.18 last year. EPS for the quarter was impacted by approximately $0.01 due to a charge for a certain non-income tax matter recorded in operating expenses within Walmart International.

Solid earnings performance

"We delivered a solid increase in earnings per share for the second quarter," said Mike Duke, Wal-Mart Stores, Inc. president and chief executive officer. "Consolidated net sales and our Walmart U.S. comp were below expectations. While the retail environment was challenging across all of our markets, the Walmart U.S. and Sam's Club businesses improved comp sales from the first quarter, and the growth of International sales was consistent.

"I'm encouraged by our position to execute in the second half of the year, particularly with the steps we're taking to improve performance," said Duke. "There are areas of our business where we can do a better job, and we will. I'm confident in our associates' abilities to deliver for our customers with EDLP and for shareholders with improved expense savings."

Leverage

The company did not leverage operating expenses during the second quarter, due to softer than expected sales and higher investment in key areas.

"We are pleased that our U.S. segments leveraged expenses for the first half," said Duke. "While it will be difficult, we believe the steps we're taking to control costs, especially in International, will bring us closer to our full-year leverage goal. We will continue to invest in leverage initiatives, compliance and e-commerce as we focus on future growth."

Returns

"We were pleased with our Q2 growth in earnings per share, especially in light of the current retail environment," said Charles Holley, executive vice president and chief financial officer. "The company generated solid cash flows from operations, and we continue to deliver strong consistent returns to shareholders."

During the second quarter, the company repurchased approximately 24 million shares for $1.9 billion. In addition, the company paid $1.5 billion in dividends.

Return on investment1 (ROI) for the trailing 12-months ended Jul. 31, 2013 was 17.9 percent, compared to 18.1 percent for the prior trailing 12-months ended Jul. 31, 2012. The decline was primarily the result of acquisitions, along with an increase in fixed assets within Walmart's base business.

Free cash flow1 was $5.2 billion for the six months ended Jul. 31, 2013, compared to $6.1 billion in the prior year. The timing of the tax payments and growth of capital expenditures were the primary drivers of the decline.

1 See additional information at the end of this release regarding non-GAAP financial measures.

Net sales guidance

"The retail environment remains challenging in the U.S. and our international markets, as customers are cautious in their spending. Net sales in the first six months were below our expectations, so we are updating our forecast for net sales to grow between 2 and 3 percent for the full year versus our previous range of 5 to 6 percent," said Holley. "This revision reflects our view of current global business trends, and significant ongoing headwinds from anticipated currency exchange rate fluctuations."

EPS guidance

"Diluted earnings per share for the third quarter of fiscal year 2014 are expected to range between $1.11 and $1.16. This compares to $1.08 per share last year," said Holley. "For the full year, we are updating our EPS guidance to range between $5.10 and $5.30 per share. This compares to our previous range of $5.20 to $5.40. This guidance takes into account the challenging sales and operating environment. As we've seen in the past, discrete tax items have had a meaningful impact on our effective tax rate and reported results in the back half of our fiscal years. We anticipate that a wider range of between 31 and 33 percent is now possible for our full year effective tax rate, versus our previous range of 32 to 33 percent. In addition, we believe expenses for FCPA matters and compliance programs will be between $75 and $80 million for both the third and fourth quarters."

Net sales results

Net sales, including fuel, were as follows:

	Three Months Ended			Six Months Ended
	July 31,			July 31,
(dollars in billions)	2013	2012	Percent Change	2013	2012	Percent Change
Walmart U.S.	$68.728	$67.343	2.1%	$135.281	$133.676	1.2%
Walmart International	32.956	32.016	2.9%	65.961	64.093	2.9%
Sam’s Club	14.532	14.161	2.6%	28.403	28.015	1.4%
Consolidated	$116.216	$113.520	2.4%	$229.645	$225.784	1.7%

The following explanations provide additional context to the above table.

•	On a constant currency basis,[1] Walmart International's net sales would have been $33.4 billion, an increase of 4.4 percent over last year.

•	Net sales for Sam's Club, excluding fuel,[1] were $12.8 billion, an increase of 2.4 percent from last year.

•	Consolidated net sales, on a constant currency basis,[1] would have increased 2.8 percent to $116.7 billion.

"Across our International markets, growth in consumer spending is under pressure," said Doug McMillon, Walmart International president and CEO. "Consumers in both mature and emerging markets curbed their spending during the second quarter, and this led to softer than expected sales. While this creates a challenging sales environment, we are the best equipped retailer to address the needs of our customers and help them save money.

"We expect the third and fourth quarters to be better than our results in the first half, and we are working hard to deliver operating expense leverage for Walmart International," added McMillon.

1 See additional information at the end of this release regarding non-GAAP financial measures.

Segment operating income

Segment operating income was as follows:

	Three Months Ended			Six Months Ended
	July 31,			July 31,
(dollars in billions)	2013	2012	Percent Change	2013	2012	Percent Change
Walmart U.S.	$5.521	$5.248	5.2%	$10.850	$10.281	5.5%
Walmart International	1.465	1.484	-1.3%	2.721	2.802	-2.9%
Sam’s Club	0.551	0.535	3.0%	1.076	1.024	5.1%
Sam's Club (excluding fuel)	0.552	0.511	8.0%	1.071	0.998	7.3%

U.S. comparable store sales review and guidance

The company reported U.S. comparable store sales based on its 13-week and 26-week retail calendar for the periods ended Jul. 26, 2013 and Jul. 27, 2012 as follows:

	Without Fuel		With Fuel		Fuel Impact
	Thirteen Weeks Ended		Thirteen Weeks Ended		Thirteen Weeks Ended
	7/26/2013	7/27/2012	7/26/2013	7/27/2012	7/26/2013	7/27/2012
Walmart U.S.	-0.3%	2.2%	-0.3%	2.2%	0.0%	0.0%
Sam’s Club	1.7%	4.2%	1.7%	3.4%	0.0%	-0.8%
Total U.S.	0.0%	2.5%	0.1%	2.4%	0.1%	-0.1%

	Without Fuel		With Fuel		Fuel Impact
	Twenty-Six Weeks Ended		Twenty-Six Weeks Ended		Twenty-Six Weeks Ended
	7/26/2013	7/27/2012	7/26/2013	7/27/2012	7/26/2013	7/27/2012
Walmart U.S.	-0.8%	2.4%	-0.8%	2.4%	0.0%	0.0%
Sam’s Club	0.9%	4.7%	0.8%	4.8%	-0.1%	0.1%
Total U.S.	-0.6%	2.8%	-0.6%	2.8%	0.0%	0.0%

During the 13-week period, the Walmart U.S. comp was negatively impacted by lower consumer spending due to the payroll tax increase and lower inflation than expected. Comp traffic decreased 0.5 percent, while average ticket increased 0.2 percent.

"While I'm disappointed in our comp sales decline, I'm encouraged by the improvement in traffic and comp sales as we progressed through the quarter. The 2 percent payroll tax increase continues to impact our customer," said Bill Simon, Walmart U.S. president and CEO. "Furthermore, we also expected an increase in the level of grocery inflation, which did not materialize in a meaningful way. We were pleased that both home and apparel had positive comps.

"We also continued to gain market share across several categories. According to The Nielsen Company, we gained 14 basis points of market share in the measured category of 'food, consumables and health & wellness/OTC' during the 13-weeks ending July 20," added Simon.

For the 13-week period ending Oct. 25, Walmart U.S. expects comp store sales to be relatively flat. Last year, Walmart's comp sales rose 1.5 percent for the comparable period.

"We continue to execute on initiatives to drive our business," said Simon. "Our strategy is sound, our pricing position is solid and our ability to leverage operating expenses is strong."

In the second quarter, Sam's Club comp traffic was up 2.7 percent, while ticket was down 1.0 percent.

"Sam's Club generated a comp of 1.7 percent, without fuel,1 for the 13-week period," said Rosalind Brewer, Sam's Club president and CEO. "Sales were up, traffic continued to improve, and comp sales were within our guidance. Response to our recent membership enhancements has been favorable, resulting in solid membership income growth and positive response to our Instant Savings Book. We were pleased with our improvement in business member traffic, reversing the decrease from the prior quarter."

Sam's Club expects comp sales, excluding fuel,1 for the current 13-week period ending Oct. 25, to range between flat and 2 percent. Last year for the 13-week period, comp sales, excluding fuel,1 increased 2.7 percent.

"The core business at Sam's Club is strong," added Brewer. "I'm confident that the steps we are executing today to strengthen our value proposition will benefit Sam's over the long term."

Walmart U.S. and Sam's Club will report comparable sales for the 13-week period ending Oct. 25 on Nov. 14, when the company reports third quarter results. For fiscal year 2014, Walmart will report comparable store sales on a 53-week basis, with 4-5-5 week reporting for the fourth quarter.

Wal-Mart Stores, Inc. (NYSE: WMT) helps people around the world save money and live better -- anytime and anywhere -- in retail stores, online, and through their mobile devices. Each week, more than 245 million customers and members visit our 10,955 stores under 69 banners in 27 countries and e-commerce websites in 10 countries. With fiscal year 2013 sales of approximately $466 billion, Walmart employs more than 2 million associates worldwide. Walmart continues to be a leader in sustainability, corporate philanthropy and employment opportunity. Additional information about Walmart can be found by visiting http://corporate.walmart.com on Facebook at http://facebook.com/walmart and on Twitter at http://twitter.com/walmart. Online merchandise sales are available at http://www.walmart.com and http://www.samsclub.com.

Notes

After this earnings release has been furnished to the Securities and Exchange Commission (SEC), a pre-recorded call offering additional comments on the quarter will be available to all investors. Information included in this release, including reconciliations, and the pre-recorded phone call can be accessed via webcast by visiting the investor information area on the company's website at www.stock.walmart.com. Callers within the U.S. and Canada may dial 877-523-5612 and enter passcode 9256278. All other callers can access the call by dialing 201-689-8483 and entering passcode 9256278.

Editor's Note

High resolution photos of Walmart's U.S., Sam's Club and International operations are available for download at www.stock.walmart.com.

1 See additional information at the end of this release regarding non-GAAP financial measures.

Forward Looking Statements
This release contains statements as to Wal-Mart Stores, Inc. management's forecasts or estimates of the company's diluted earnings per share attributable to Walmart for the fiscal quarter ending Oct. 31, 2013 and for the fiscal year to end Jan. 31, 2014, of the consolidated net sales growth of the company for the fiscal year to end Jan. 31, 2014, and of the comparable store sales of the Walmart U.S. segment of the company and the comparable club sales, excluding fuel, of the Sam's Club segment of the company for the 13-week period from Jul. 27, 2013 through Oct. 25, 2013 (and statements of certain assumptions underlying certain of such forecasts), management's expectation that it is possible for the company's effective tax rate for all of the fiscal year to end Jan. 31, 2014 to be within a certain range, management's expectations regarding the costs to be incurred in each of the third and fourth quarters of the fiscal year to end Jan. 31, 2014 associated with the FCPA matters and compliance programs, and management's expectations that the company will continue to invest in leverage initiatives, compliance and e-commerce, that the steps being taken by the company will bring the company closer to its goal of leveraging expenses for the full fiscal year to end Jan. 31, 2014 and that the third and fourth quarter results of the Walmart International segment will be better than the results of the Walmart International segment for the first half of the fiscal year to end Jan. 31, 2014, that the company believes are "forward- looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These statements are intended to enjoy the protection of the safe harbor for forward- looking statements provided by that act. Those statements can be identified by the use of the word or phrase "are expected," "are updating," "anticipate," "expect," "expects," "forecast," "guidance," "will be," "will bring," and "will continue" in the statements or relating to such statements. These forward-looking statements are subject to risks, uncertainties and other factors, domestically and internationally, including: general economic conditions; business trends in the company's markets; economic conditions affecting specific markets in which we operate; competitive pressures; the amount of inflation or deflation that occurs, both generally and in certain product categories; consumer confidence, disposable income, credit availability, spending patterns and debt levels; customer traffic in Walmart's stores and clubs, average ticket size, the seasonality of Walmart's business and seasonal buying patterns in the United States and other markets; geo-political conditions and events; weather conditions and events and their effects; catastrophic events and natural disasters and their effects on Walmart's business; public health emergencies; civil unrest and disturbances and terrorist attacks; commodity prices; the cost of goods Walmart sells; transportation costs; the cost of diesel fuel, gasoline, natural gas and electricity; the selling prices of gasoline; disruption of Walmart's supply chain, including transport of goods from foreign suppliers; trade restrictions; changes in tariff and freight rates; labor costs; the availability of qualified labor pools in Walmart's markets; changes in employment laws and regulations, the cost of healthcare and other benefits; casualty and other insurance costs; accident-related costs; the availability of investment opportunities relating to Walmart's Global eCommerce initiatives, adoption of or changes in tax and other laws and regulations that affect Walmart's business, including changes in corporate tax rates; developments in, and the outcome of, legal and regulatory proceedings to which Walmart is a party or is subject and the costs associated therewith; the requirements for expenditures in connection with the FCPA matters and compliance programs; currency exchange rate fluctuations; changes in market interest rates; conditions and events affecting domestic and global financial and capital markets; and other risks. Management's expectation regarding the company's effective tax rate for the fiscal year to end Jan. 31, 2013 discussed above is subject to management's expectation the company's effective tax rate may fluctuate and be impacted by a number of factors, including changes in the company's assessment of certain tax contingencies, valuation allowances, tax law changes, audit results, discrete items and the mix of earnings among the company's U.S. and International operations. The company discusses certain of the factors described above more fully in certain of its filings with the SEC, including its most recent annual report on Form 10-K filed with the SEC (in which the company also discusses other factors that may affect its operations, results of operations and comparable store and club sales) and this release should be read in conjunction with that annual report on Form 10-K, together with all of the company's other filings, including its quarterly reports on Form 10-Q and current reports on Form 8-K, made with the SEC through the date of this release. The company urges readers to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this release. As a result of these matters, changes in facts, assumptions not being realized or other circumstances, the company's actual results may differ materially from the expected results discussed in the forward-looking statements contained in this release. The forward-looking statements contained in this release are as of the date of this release, and Walmart undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.

Wal-Mart Stores, Inc.
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended			Six Months Ended
SUBJECT TO RECLASSIFICATION	July 31,			July 31,
(Dollars in millions, except share data)	2013	2012	Percent Change	2013	2012	Percent Change
Revenues:
Net sales	$116,216	$113,520	2.4%	$229,645	$225,784	1.7%
Membership and other income	729	762	(4.3)%	1,487	1,508	(1.4)%
Total revenues	116,945	114,282	2.3%	231,132	227,292	1.7%
Costs and expenses:
Cost of sales	87,455	85,643	2.1%	173,482	170,821	1.6%
Operating, selling, general and administrative expenses	22,697	21,941	3.4%	44,401	43,386	2.3%
Operating income	6,793	6,698	1.4%	13,249	13,085	1.3%
Interest:
Debt	522	487	7.2%	1,029	990	3.9%
Capital leases	67	68	(1.5)%	134	138	(2.9)%
Interest income	(36)	(50)	(28.0)%	(80)	(88)	(9.1)%
Interest, net	553	505	9.5%	1,083	1,040	4.1%
Income before income taxes	6,240	6,193	0.8%	12,166	12,045	1.0%
Provision for income taxes	2,025	2,032	(0.3)%	4,006	3,990	0.4%
Consolidated net income	4,215	4,161	1.3%	8,160	8,055	1.3%
Less consolidated net income attributable to noncontrolling interest	(146)	(145)	0.7%	(307)	(297)	3.4%
Consolidated net income attributable to Walmart	$4,069	$4,016	1.3%	$7,853	$7,758	1.2%

Net income per common share:
Basic net income per common share attributable to Walmart	$1.24	$1.19	4.2%	$2.39	$2.28	4.8%
Diluted net income per common share attributable to Walmart	1.24	1.18	5.1%	2.38	2.27	4.8%

Weighted-average common shares outstanding:
Basic	3,278	3,384		3,290	3,396
Diluted	3,291	3,398		3,305	3,411

Dividends declared per common share	$—	$—		$1.88	$1.59

Wal-Mart Stores, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

SUBJECT TO RECLASSIFICATION
(Dollars in millions)	July 31,	January 31,	July 31,
ASSETS	2013	2013	2012
Current assets:
Cash and cash equivalents	$9,016	$7,781	$7,935
Receivables, net	5,996	6,768	5,365
Inventories	42,793	43,803	40,558
Prepaid expenses and other	2,197	1,588	2,401
Total current assets	60,002	59,940	56,259
Property and equipment:
Property and equipment	168,086	165,825	159,919
Less accumulated depreciation	(54,724)	(51,896)	(48,961)
Property and equipment, net	113,362	113,929	110,958
Property under capital leases:
Property under capital leases	5,763	5,899	5,859
Less accumulated amortization	(3,131)	(3,147)	(3,170)
Property under capital leases, net	2,632	2,752	2,689

Goodwill	19,280	20,497	20,081
Other assets and deferred charges	5,693	5,987	5,674
Total assets	$200,969	$203,105	$195,661

LIABILITIES AND EQUITY
Current liabilities:
Short-term borrowings	$8,639	$6,805	$6,091
Accounts payable	36,701	38,080	36,067
Dividends payable	3,141	—	2,717
Accrued liabilities	18,616	18,808	17,777
Accrued income taxes	116	2,211	1,308
Long-term debt due within one year	4,692	5,587	4,029
Obligations under capital leases due within one year	309	327	326
Total current liabilities	72,214	71,818	68,315

Long-term debt	40,678	38,394	41,202
Long-term obligations under capital leases	2,907	3,023	2,975
Deferred income taxes and other	7,989	7,613	8,028
Redeemable noncontrolling interest	495	519	440

Commitments and contingencies

Equity:
Common stock	327	332	338
Capital in excess of par value	3,432	3,620	3,739
Retained earnings	70,791	72,978	67,732
Accumulated other comprehensive income (loss)	(2,889)	(587)	(1,531)
Total Walmart shareholders’ equity	71,661	76,343	70,278
Nonredeemable noncontrolling interest	5,025	5,395	4,423
Total equity	76,686	81,738	74,701
Total liabilities and equity	$200,969	$203,105	$195,661

Wal-Mart Stores, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended
SUBJECT TO RECLASSIFICATION	July 31,
(Dollars in millions)	2013	2012
Cash flows from operating activities:
Consolidated net income	$8,160	$8,055
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	4,417	4,233
Deferred income taxes	475	(159)
Other operating activities	(204)	(404)
Changes in certain assets and liabilities:
Receivables, net	445	628
Inventories	569	237
Accounts payable	(324)	(685)
Accrued liabilities	(209)	(456)
Accrued income taxes	(2,078)	146
Net cash provided by operating activities	11,251	11,595

Cash flows from investing activities:
Payments for property and equipment	(6,066)	(5,522)
Proceeds from the disposal of property and equipment	112	158
Other investing activities	158	(334)
Net cash used in investing activities	(5,796)	(5,698)

Cash flows from financing activities:
Net change in short-term borrowings	1,869	2,061
Proceeds from issuance of long-term debt	5,326	150
Payments of long-term debt	(3,386)	(589)
Dividends paid	(3,092)	(2,698)
Purchase of Company stock	(4,096)	(3,429)
Other financing activities	(738)	(273)
Net cash used in financing activities	(4,117)	(4,778)

Effect of exchange rates on cash and cash equivalents	(103)	266

Net increase in cash and cash equivalents	1,235	1,385
Cash and cash equivalents at beginning of year	7,781	6,550
Cash and cash equivalents at end of period	$9,016	$7,935

Wal-Mart Stores, Inc.
Reconciliations of and Other Information Regarding Non-GAAP Financial Measures
(Unaudited)
(In millions, except per share data)

The following information provides reconciliations of certain non-GAAP financial measures presented in the press release to which this reconciliation is attached to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles ("GAAP"). The company has provided the non-GAAP financial information presented in the press release, which is not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measures presented in the press release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with the GAAP financial measures presented in the press release. The non-GAAP financial measures in the press release may differ from similar measures used by other companies.

Calculation of Return on Investment and Return on Assets
Management believes return on investment ("ROI") is a meaningful metric to share with investors because it helps investors assess how effectively Walmart is deploying its assets. Trends in ROI can fluctuate over time as management balances long-term potential strategic initiatives with any possible short-term impacts.

ROI was 17.9 percent and 18.1 percent for the trailing twelve months ended July 31, 2013 and 2012, respectively. The decline was primarily the result of acquisitions, along with an increase in fixed assets within our base business.

We define ROI as adjusted operating income (operating income plus interest income, depreciation and amortization, and rent expense) for the fiscal year divided by average invested capital during that period. We consider average invested capital to be the average of our beginning and ending total assets, plus accumulated depreciation and amortization less accounts payable and accrued liabilities for that period, plus a rent factor equal to the rent for the fiscal year multiplied by a factor of eight. When we have discontinued operations, we exclude the impact of the discontinued operations.

Our calculation of ROI is considered a non-GAAP financial measure under the SEC's rules because we calculate ROI using financial measures that exclude and include amounts that are included and excluded in the most directly comparable GAAP financial measure. Our calculation of ROI also incorporates a factor of eight for rent expense that estimates the hypothetical capitalization of our operating leases. We consider return on assets ("ROA") to be the financial measure computed in accordance with GAAP that is the most directly comparable financial measure to ROI as we calculate that financial measure. ROI differs from ROA (which is consolidated net income for the period divided by average total assets for the period) because ROI: adjusts operating income to exclude certain expense items and adds interest income; adjusts total assets for the impact of accumulated depreciation and amortization, accounts payable and accrued liabilities; and incorporates a factor of rent to arrive at total invested capital.

Although ROI is a standard financial metric, numerous methods exist for calculating a company's ROI. As a result, the method used by Walmart's management to calculate ROI may differ from the methods other companies use to calculate their ROI. We urge you to understand the methods used by other companies to calculate their ROI before comparing our ROI to that of such other companies.

The calculation of ROI, along with a reconciliation to the calculation of ROA, the most comparable GAAP financial measure, is as follows:

Wal-Mart Stores, Inc.
Return on Investment and Return on Assets
		Trailing Twelve Months Ended
		July 31,
(Dollars in millions)		2013	2012
CALCULATION OF RETURN ON INVESTMENT
Numerator
Operating income		$27,965	$27,364
+ Interest income		179	185
+ Depreciation and amortization		8,685	8,336
+ Rent		2,664	2,570
Adjusted operating income		$39,493	$38,455

Denominator
Average total assets[1]		$198,315	$194,767
+ Average accumulated depreciation and amortization[1]		54,993	50,314
- Average accounts payable[1]		36,384	35,492
- Average accrued liabilities[1]		18,197	17,810
+ Rent x 8		21,312	20,560
Average invested capital		$220,039	$212,339
Return on investment (ROI)		17.9%	18.1%

CALCULATION OF RETURN ON ASSETS
Numerator
Consolidated net income		$17,861	$16,994
Denominator
Average total assets[1]		$198,315	$194,767
Return on assets (ROA)		9.0%	8.7%

	As of July 31,
Certain Balance Sheet Data	2013	2012	2011
Total assets	$200,969	$195,661	$193,872
Accumulated depreciation and amortization	57,855	52,131	48,497
Accounts payable	36,701	36,067	34,917
Accrued liabilities	18,616	17,777	17,843

1 The average is based on the addition of the account balance at the end of the current period to the account balance at the end of the prior period and dividing by 2.

Free Cash Flow
We define free cash flow as net cash provided by operating activities in a period minus payments for property and equipment made in that period. Free cash flow was $5.2 billion and $6.1 billion for the six months ended July 31, 2013 and 2012, respectively. The timing of the tax payments and growth of capital expenditures were the primary drivers of the decline.

Free cash flow is considered a non-GAAP financial measure. Management believes, however, that free cash flow, which measures our ability to generate additional cash from our business operations, is an important financial measure for use in evaluating the company's financial performance. Free cash flow should be considered in addition to, rather than as a substitute for consolidated net income as a measure of our performance and net cash provided by operating activities as a measure of our liquidity.

Additionally, Walmart's definition of free cash flow is limited, in that it does not represent residual cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our condensed consolidated statements of cash flows.

Although other companies report their free cash flow, numerous methods may exist for calculating a company's free cash flow. As a result, the method used by our management to calculate our free cash flow may differ from the methods other companies use to calculate their free cash flow. We urge you to understand the methods used by other companies to calculate their free cash flow before comparing our free cash flow to that of such other companies.

The following table sets forth a reconciliation of free cash flow, a non-GAAP financial measure, to net cash provided by operating activities, which we believe to be the GAAP financial measure most directly comparable to free cash flow, as well as information regarding net cash used in investing activities and net cash used in financing activities.

	Six Months Ended
	July 31,
(Dollars in millions)	2013	2012
Net cash provided by operating activities	$11,251	$11,595
Payments for property and equipment	(6,066)	(5,522)
Free cash flow	$5,185	$6,073

Net cash used in investing activities[1]	$(5,796)	$(5,698)
Net cash used in financing activities	$(4,117)	$(4,778)

1 "Net cash used in investing activities" includes payments for property and equipment, which is also included in our computation of free cash flow.

Constant Currency
In discussing our operating results, the term currency exchange rates refers to the currency exchange rates we use to convert the operating results for all countries where the functional currency is not the U.S. dollar. We calculate the effect of changes in currency exchange rates as the difference between current period activity translated using the current period's currency exchange rates, and the comparable prior year period's currency exchange rates. Throughout our discussion, we refer to the results of this calculation as the impact of currency exchange rate fluctuations. When we refer to constant currency operating results, this means operating results without the impact of the currency exchange rate fluctuations and without the impact of acquisitions until the acquisitions are included in both comparable periods. The disclosure of constant currency amounts or results permits investors to understand better Walmart's underlying performance without the effects of currency exchange rate fluctuations or acquisitions.

The table below reflects the calculation of constant currency for net sales and operating income for the three and six months ended July 31, 2013.

	Three Months Ended July 31, 2013				Six Months Ended July 31, 2013
	International		Consolidated		International		Consolidated
(Dollars in millions)	2013	Percent Change	2013	Percent Change	2013	Percent Change	2013	Percent Change
Net sales:
As reported	$32,956	2.9%	$116,216	2.4%	$65,961	2.9%	$229,645	1.7%
Currency exchange rate fluctuations[1]	680		680		1,690		1,690
	33,636		116,896		67,651		231,335
Net sales from acquisitions	(216)		(216)		(416)		(416)
Constant currency net sales	$33,420	4.4%	$116,680	2.8%	$67,235	4.9%	$230,919	2.3%

Operating income:
As reported	$1,465	(1.3)%	$6,793	1.4%	$2,721	(2.9)%	$13,249	1.3%
Currency exchange rate fluctuations[1]	(20)		(20)		(27)		(27)
	1,445		6,773		2,694		13,222
Operating loss from acquisitions	45		45		82		82
Constant currency operating income	$1,490	0.4%	$6,818	1.8%	$2,776	(0.9)%	$13,304	1.7%
1 Excludes currency exchange rate fluctuations related to acquisitions until the acquisitions are included in both comparable periods.

Comparable Sales Measures and Sam's Club Measures

The following financial measures presented in the press release to which this reconciliation is attached are non-GAAP financial measures as defined by the SEC's rules:

•
the comparable club sales of the company's Sam's Club operating segment ("Sam's Club") for the thirteen-week and twenty-six week periods ended Jul. 26, 2013 and Jul. 27, 2012, projected comparable club sales of Sam's Club for the thirteen weeks ending Oct. 25, 2013 and comparable club sales of Sam's Club for the thirteen weeks ended Oct. 26, 2012, in each case calculated by excluding Sam's Club's fuel sales for such periods (the "Comparable Sales Measures");

•
the net sales of Sam's Club for the three months ended Jul. 31, 2013 and the percentage increase in the net sales of Sam's Club for the three months ended Jul. 31, 2013 over the net sales Sam's Club for the three months ended Jul. 31, 2012, in each case calculated by excluding Sam's Club's fuel sales for the relevant period; and

•
the segment operating income of Sam's Club for the three months and six months ended Jul. 31, 2013 and 2012 and the percentage increase in the segment operating income of Sam's Club for the three months and six months ended Jul. 31, 2013 over the segment operating income of Sam's Club for the three months and six months ended Jul. 31, 2012, in each case calculated by excluding Sam's Club's fuel sales for the relevant period.

The measures described in the second and third bullet points above are referred to herein as the "Sam's Club Measures."

We believe the Sam's Club's comparable club sales for the historical periods for which the corresponding Comparable Sales Measures are presented calculated by including fuel sales and their effects are the financial measures computed in accordance with GAAP most directly comparable to the respective Comparable Sales Measures. We believe the Sam's Club's projected comparable club sales for the 13 weeks ending Oct. 25, 2013 calculated by including fuel sales and their effects is the financial measure computed in accordance with GAAP most directly comparable to the projected comparable club sales of Sam's Club for the 13 weeks ending Oct. 25, 2013 calculated by excluding fuel sales. We believe the reported Sam's Club's net sales, percentage increase in net sales, segment operating income and percentage increase in segment operating income for the periods for which the corresponding Sam's Club Measures are presented are the most directly comparable financial measures computed in accordance with GAAP to the respective Comparable Sales Measures.

We believe that the presentation of the Comparable Sales Measures and the Sam's Club Measures provides useful information to investors regarding the company's financial condition and results of operations because that information permits investors to understand the effect of the fuel sales of Sam's Club, which are affected by the volatility of fuel prices, on Sam's Club's comparable club sales and on Sam's Club's net sales and operating income for the periods presented.